AMENDMENT NO. 5

TO

SECOND AMENDED AND RESTATED
MASTER ADMINISTRATIVE SERVICES AGREEMENT
     This Amendment dated as of July 1, 2012, amends the Second Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Funds Group (Invesco Funds Group), a Delaware statutory trust, is hereby amended as follows:
     WHEREAS, the parties desire to amend the Agreement to decrease the per class charge from $10,000 to $5,000;
     NOW, THEREFORE, the parties agree that:
1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
TO
MASTER ADMINISTRATIVE SERVICES AGREEMENT
OF
AIM FUNDS GROUP (INVESCO FUNDS GROUPS)

Portfolios	Effective Date of Agreement
Invesco European Small Company Fund	July 1, 2006
Invesco Global Core Equity Fund	July 1, 2006
Invesco International Small Company Fund	July 1, 2006
Invesco Small Cap Equity Fund	July 1, 2006
     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets
0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $5,000 per class of shares is charged for each class other than the initial class. The $5,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.”
     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)			AIM FUNDS GROUP
(INVESCO FUNDS GROUP)

Attest:	/s/ Peter Davidson	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

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